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                                  EXHIBIT 99.1

SINOFRESH CORP. COMPLETES ACQUISITION
Tuesday September 9, 8:07 am ET

PRODUCER OF OTC MEDICATION TO TREAT CAUSES OF CHRONIC SINUS RELATED DISORDERS RECEIVES $5.6 MILLION IN NEW FINANCING

ENGLEWOOD,  Fla.--(BUSINESS  WIRE)--Sept. 9, 2003--SinoFresh Corp. (OTCBB:SFRS -
NEWS), formerly EBook Network Inc., announced today the acquisition of SinoFresh HealthCare, Inc., a privately held company. Concurrent with the acquisition, SinoFresh Corp. has completed $ 5.6 million in total financing, consisting of $1.6 million in equity, and $4 million in accounts receivable financing. The financial advisor for the transactions is Bristol Investments (WWW.BRISTOLDIRECT.COM) a New York-based healthcare Investment banker. The accounts receivable financing was provided by Alliance Financial Capital of Burlingame, California.

Shareholders of SinoFresh HealthCare, Inc. will receive 14,376,660 shares of preferred and common stock of SinoFresh Corp. Upon completion of the acquisition, substantially all of the officers and directors of SinoFresh Healthcare Inc. will assume the same positions in SinoFresh Corp.

Charles Fust, founder of SinoFresh HealthCare, Inc., who will assume the duties of Chairman and Chief Executive Officer of SinoFresh Corp., said, "This acquisition provides us with the resources and access to capital markets that enable us to leverage eight plus years of research and development and our numerous patents. With our financing now in place, we are focused on our national launch with a comprehensive marketing campaign that informs consumers about the benefits of SinoFresh - an over-the-counter remedy that treats the root cause of many sinus related disorders and not just the symptoms. I believe that we've created one of the most revolutionary products in the healthcare industry, one that offers a new approach to many of the 37 million Americans who suffer from some form of chronic sinusitis and its related disorders."

He continued: "We have developed and anticipate introducing additional products and line extensions into the market place with superior treatment abilities in the future."

Fust adds: "In order to accommodate our rapid growth and prepare for the national roll-out, we have moved our headquarters to a 20,000-square foot capacity facility where we will continue to conduct extensive research and development, and have room for the staff necessary to service our customers. We have developed significant strategic relationships to assist us. Our contract manufacturer is AccuMed Pharmaceuticals, (WWW.ACCUMED.ORG) a leading producer of high quality over-the-counter pharmaceuticals located in Lawrenceville, New Jersey, and our distribution partner, National In-Store, has already secured distribution for us in almost 20,000 retail outlets."


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Dr. Michael Stampar,  SinoFresh's Chief Medical Officer and  board-certified ENT said, "This product has generated tremendous excitement and support in the medical community. In the beta test area alone, we have more than 300 physicians recommending SinoFresh to their patient base with overwhelmingly positive results and remarkable testimonials. We seek to help millions of people who suffer from sinus related disorders. There is a growing paradigm shift in the thinking of how the medical community views the treatment of upper respiratory disorders. Opportunistic pathogens which include yeasts, molds, bacteria, and viruses are commonly found in the air that we breathe have been linked to many forms of these disorders. Our technology works to reduce a broad spectrum of these pathogens that colonize in the respiratory tract. SinoFresh Nasal and Sinus Care directly targets the cause. Twice daily usage is an excellent preventative measure to keep the sinus passages clean and clear, and should become a daily hygienic habit much like brushing your teeth."

SinoFresh has previously secured a multiyear marketing, distribution, and master broker agreement with National In-Store (WWW.NATINSTORE.COM; NIS), a division of the Omnicom Group Inc., (NYSE:OMC - NEWS; WWW.OMNICOMGROUP.COM), a leading global marketing and corporate communications company. NIS is the fastest growing US retail resources provider, serving more than one million retail sites annually. John Paul Orr, Executive Vice President of Sales for National In-Store said, "The popularity, sell-through results, and success of SinoFresh in supermarkets and pharmacies within the beta site test market has paved the way for a national launch. As partners we will strive to broaden the Company's reach, and implement a retail strategy that I believe will make SinoFresh one of the next great healthcare companies." SinoFresh is currently available at leading retail outlets, including Publix supermarkets (OTCBB:PUSH.OB - NEWS), Walgreens (NYSE:WAG - NEWS), Eckerd Drugs and Rite-Aid stores (NYSE:RAD - NEWS). For more information, call 941-488-5008.

Arthur Whitcomb, Managing Director of Bristol, said, "We are proud to assist SinoFresh in obtaining the capital necessary to advance the company's initiatives. We look forward to working with them in developing a long-term strategic financial roadmap for success."

About SinoFresh Corporation
SinoFresh, WWW.SINOFRESH.COM, develops, produces and markets products that treat the causes - fungus, mold, and bacteria - rather than the symptoms of sinus related disorders, an ailment suffered by more than 37 million Americans. After eight years of research and development and numerous patents, SinoFresh launched its nasal and sinus spray in a beta test market on the southwest coast of Florida. Demand for the product grew as ear, nose and throat specialists who recognized the product's potential as a treatment for the cause of sinus related disorders began recommending it to their patients.

The foregoing press release contains forward looking statements, including statements regarding, among other things, about the expectation of SinoFresh HealthCare, Inc.'s future business. These forward looking statements are based largely on the Company's expectations and subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forwarding looking statements as a result of a variety of factors including, among others, identifying and commercializing as yet unidentified technologies, completing the research necessary for SinoFresh HealthCare, Inc. to commercialize and distribute SinoFresh(R) Nasal & Sinus Care and intense competition in general in the over-the-counter pharmaceutical industry. In light of these risks and uncertainties there can be no assurance that the forward looking statements contained in this press release will in fact transpire or prove to be accurate.



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